kpmg
KPMG LLP Chartered Accountants Box 10426, 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Telefax (604) 691-3031 www.kpmg.ca

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Forbes Medi-Tech Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report dated March 14, 2003, contains additional comments for U.S. readers that states that in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements.  Our report to the shareholders dated March 14, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Vancouver, Canada

December 1, 2003

[[[[	KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.